Exhibit 99.1

Contact:
Stephen C. Richards
The Princeton Review, Inc.
(508) 663-5053 srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review Reports Fourth Quarter and Full Year 2008 Financial Results

•	Full year income from continuing operations before taxes of $1.3 million compared to $31.4 million loss a year ago

•	Full year revenue increased 25.5% over 2007 to $138.8 million

FRAMINGHAM, MA – March 12, 2009 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and supplemental educational services, today announced revenue of $138.8 million and operating income from continuing operations of $1.8 million for the year ended December 31, 2008, as compared to a loss of $23.5 million in 2007.

Fourth Quarter Results

For the quarter ended December 31, 2008, revenue increased 15.9% to $34.2 million, up from $29.5 million in same period a year ago. The Princeton Review reported a loss from continuing operations before taxes of $1.6 million for the quarter compared to a loss of $14.1 million in the fourth quarter of 2007. The 2007 results include a restructuring charge of $7.7 million and an investment impairment of $1.0 million.

Full Year Results

For the year ended December 31, 2008, revenue increased 25.5% to $138.8 million, up from $110.6 million in 2007. The Princeton Review reported income from continuing operations before taxes of $1.3 million for the year compared to a loss of $31.4 million in 2007. The 2008 results include a restructuring charge of $2.2 million, which compares to a restructuring charge of $8.9 million in 2007. The results for 2007 include a charge of $7.6 million relating to an embedded derivative.

During the year ended December 31, 2008, The Princeton Review used net cash for operating activities of $3.7 million compared to $12.2 million in 2007. Net cash used in operating activities included $9.1 million and $2.9 million in restructuring-related and litigation settlement payments in the years ended December 31, 2008 and 2007, respectively.

CEO Comment

“The Princeton Review made significant progress in 2008. Our financial results and key metrics underscore the operational and financial improvements we have made in turning around the business,” said Michael Perik, Chief Executive Officer of The Princeton Review. “Importantly, we also assumed greater control over brand management and promotion, and streamlined operations as we continue to transform and enhance the business.”

Test Preparation Services

For the fourth quarter, Test Preparation Services division revenue increased by $2.0 million, or 9.5%, to $23.0 million in 2008, from $21.0 million in 2007. For the year 2008, Test Preparation Services division revenue increased by $15.1 million, or 16.2%, to $108.5 million, up from $93.4 million in 2007. The increase in 2008 resulted from the acquisitions of Test Services, Inc. and the Southern California franchises, which were completed in March and July 2008, respectively, and increased organic revenue in the institutional and tutoring businesses.

Operating income in the Test Preparation Services division was $1.7 million for the fourth quarter of 2008, compared to $2.2 million for the fourth quarter of 2007. The decline in operating income is due to lower licensing revenue as compared to 2007. For the full year 2008, operating income in the Test Preparation division was $19.6 million, compared to $13.8 million in 2007. The increase in operating income for the year is due to gross margin improvement and the accretive acquisitions of franchises mentioned above.

Supplementary Educational Services (SES)

For the fourth quarter of 2008, SES revenues increased by $2.7 million, or 31.8%, to $11.2 million compared to $8.5 million in the fourth quarter of 2007. For the year, SES revenues increased by $13.1 million, or 76.2%, to $30.3 million in 2008 from $17.2 million in 2007. The 2008 increase resulted from growth in existing markets, a full year of revenue for new markets entered in 2007, and new market expansion in 2008.

Operating income in the SES division was $1.6 million for the fourth quarter of 2008 compared to $1.7 million in 2007. For the year, operating income in the SES division was $3.6 million in 2008, compared to $1.8 million in 2007.

Other Business Highlights

In December 2008, the Company entered into a definitive agreement to sell its K-12 Services business to CORE Projects & Technologies Limited, an education technology company based in India. The decision to exit this business simplifies the company’s operations and will result in lower corporate overhead. This business unit is classified as discontinued operations in the financial statements presented. The loss from discontinued operations of $8.5 million for the year includes an impairment charge of $5.4 million to reduce the carrying value of the net assets of the K-12 business to their estimated fair value at December 31, 2008.

Financial Outlook

The following statements are based on current expectations and the Company assumes no obligation to update or confirm them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

For the full year 2009, the Company expects revenue growth to be between 16% and 20% including the full year results from the Company’s remaining domestic franchises that were acquired in 2008. The Company also expects earnings before interest, taxes, depreciation and amortization (EBITDA) to be between 10% and 13% of our revenues in 2009.

Conference Call Details

The Princeton Review will review its year-end 2008 financial results and provide additional business highlights on a conference call at 4:30 p.m. Eastern Daylight Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 325-4842 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/events.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/events.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 2488802, through April 12, 2009.

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About The Princeton Review, Inc.

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review also partners with schools and guidance counselors throughout the U.S to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue
Test Preparation Services	$22,982	$20,978	$108,454	$93,417
SES	11,249	8,546	30,320	17,197

Total revenue	34,231	29,524	138,774	110,614

Cost of revenue
Test Preparation Services	9,057	7,287	37,549	34,139
SES	4,999	3,760	13,598	7,476

Total cost of revenue	14,056	11,047	51,147	41,615

Gross Profit	20,175	18,477	87,627	68,999

Operating expenses
Selling, general and administrative	21,482	24,195	83,564	82,661
Restructuring	—	7,745	2,233	8,853
Impairment of investment	—	1,000	—	1,000

Total operating expenses	21,482	32,940	85,797	92,514

Operating income (loss) from continuing operations	(1,307)	(14,463)	1,830	(23,515)
Interest income (expense)	(360)	353	(632)	(348)
Other income (expense)	83	(7)	81	(7,558)

Income (loss) before income taxes	(1,584)	(14,117)	1,279	(31,421)
(Provision) benefit for income taxes	(301)	(1,334)	(1,463)	605

Loss from continuing operations	(1,885)	(15,451)	(184)	(30,816)
Discontinued Operations
Income (loss) from discontinued operations	1,091	(3,871)	(8,266)	(1,254)
Gain (loss) from disposal of discontinued operations	—	240	(240)	4,779
(Provision) benefit for income taxes	(40)	1,409	—	(1,452)

Income (loss) from discontinued operations	1,051	(2,222)	(8,506)	2,073
Net loss	(834)	(17,673)	(8,690)	(28,743)
Dividends and accretion on Preferred Stock	(1,206)	(1,142)	(4,695)	(2,232)

Net loss attributed to common stockholders	$(2,040)	$(18,815)	$(13,385)	$(30,975)

Basic and diluted income (loss) per share
Loss from continuing operations	$(0.09)	$(0.59)	$(0.15)	$(1.19)
Income (loss) from discontinued operations	0.03	(0.08)	(0.26)	0.07

Loss attributable to common shareholders	$(0.06)	$(0.67)	$(0.41)	$(1.11)

Weighted average shares used in computing income (loss) per share
Basic and diluted	33,708	28,138	32,409	27,877